Exhibit 99.1

RECENT DEVELOPMENTS

In July 2012, pursuant to the terms of the amended Revolving Funding Facility, Ares Capital CP received an increase in the commitments under the Revolving Funding Facility of $40 million, bringing the total commitment to $620 million.

In August 2012, we declared a third quarter dividend of $0.38 per share and an additional dividend of $0.05 per share. Both dividends were payable on September 28, 2012 to stockholders of record as of September 14, 2012.

In August 2012, we completed a public equity offering (the “August 2012 Offering”) through which we sold 25,875,000 shares of common stock (including 3,375,000 shares purchased pursuant to the exercise in full by the underwriters of their option to purchase additional shares). Total proceeds from the August 2012 Offering, net of the underwriting discount and estimated offering expenses payable by us, were approximately $427.4 million. We used the net proceeds from the August 2012 Offering to repay outstanding indebtedness under the Revolving Credit Facility and the Revolving Funding Facility and for general corporate purposes.

In September 2012, our board of directors, on the recommendation of its Nominating & Governance Committee, appointed Steven B. McKeever as an independent Class I Director to fill the vacancy on our board of directors following the death of Kenneth R. Heitz in July 2012.

In September 2012, our board of directors appointed Daniel F. Nguyen as Treasurer of the Company to fill the vacancy in this position following the resignation of Richard S. Davis. Mr. Nguyen also serves as a Vice President of the Company.

In September 2012, we and ACJB LLC entered into an amendment (the “SMBC Amendment”) to the SMBC Funding Facility with Sumitomo Mitsui Banking Corporation and each of the other parties thereto. The SMBC Amendment, among other things, (a) increased the size of the SMBC Funding Facility from $200 million to $400 million, (b) extended the reinvestment period from January 20, 2015 to September 14, 2015, and (c) extended the stated maturity date from January 20, 2020 to September 14, 2020.

In September 2012, we issued $175.0 million in aggregate principal amount of senior unsecured notes that mature on October 1, 2022 (the “October 2022 Notes” and, together with the February 2022 Notes, the 2040 Notes and the 2047 Notes, the “Unsecured Notes”). The October 2022 Notes mature on October 1, 2022 and may be redeemed in whole or in part at any time or from time to time at our option on or after October 1, 2015 at a par redemption price of $25 per security plus accrued and unpaid interest. The principal amount of the October 2022 Notes will be payable at maturity. The October 2022 Notes bear interest at a rate of 5.875% per year payable quarterly commencing on January 1, 2013. Total proceeds from the issuance of the October 2022 Notes, net of underwriting discounts and offering costs, were approximately $168.8 million. We used the net proceeds from the sale of the October 2022 Notes to repay outstanding indebtedness under the Revolving Credit Facility, the Revolving Funding Facility and the SMBC Funding Facility and for general corporate purposes. An additional $7.5 million aggregate principal amount of the October 2022 Notes is expected to be issued on October 4, 2012, pursuant to the exercise of the over-allotment option by the underwriters of such offering. The option to purchase the remaining $18.75 million aggregate principal amount of such notes has been terminated.

From July 1, 2012 through September 30, 2012, we had made new investment commitments of $1,022 million, of which $930 million were funded. Of these new commitments, 76% were in first lien senior secured debt, 9% were investments in subordinated certificates of the SSLP which were applied to co-investments with GE in first lien senior secured loans, 7% were in second lien senior secured debt, 6% were in senior subordinated debt and 2% were in other equity securities. Of the $1,022 million of new investment commitments, 90% were floating rate, 8% were fixed rate and 2% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.0%. We may seek to syndicate a portion of these new investment commitments to third parties, although there can be no assurance that we will be able to do so.

From July 1, 2012 through September 30, 2012, we exited $651 million of investment commitments. Of these investment commitments, 63% were first lien senior secured debt, 22% were second lien senior secured debt, 10% were senior subordinated debt, 3% were other equity and other securities and 2% were collateralized loan obligations. Of the $651 million of exited investment commitments, 83% were floating rate investments, 12% were fixed rate investments, 4% were on non-accrual status and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.1%. On the $651 million of investment commitments exited from July 1, 2012 through September 30, 2012, we recognized total net realized gains of approximately $28 million.

In addition, as of September 30, 2012, we had an investment backlog and pipeline of approximately $215 million and $430 million, respectively. Investment backlog includes transactions approved by our investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore we believe are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, we may syndicate a portion of these investments to third parties. We cannot assure you that we will make any of these investments or that we will syndicate any portion of these investments.

On October 2, 2012, our board of directors approved, effective October 31, 2012, (i) increasing the size of our board of directors from nine to ten members and (ii) on the recommendation of its Nominating and Governance Committee, appointing Steve Bartlett as an independent Class II director to fill the vacancy created by such increase.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the $200 million aggregate principal amount of notes in this offering will be approximately $193.8 million (or approximately $223.0 million if the initial purchasers fully exercise their overallotment option), in each case assuming the notes are sold at 100% of par, after deducting the discounts, commissions and expenses payable by us.

We expect to use the net proceeds of this offering to repay or repurchase certain outstanding indebtedness, which may include repaying outstanding borrowings under the Revolving Credit Facility, the Revolving Funding Facility and/or the SMBC Funding Facility, and for other general corporate purposes, which include investing in portfolio companies in accordance with our investment objective.

The Revolving Credit Facility had $50.0 million aggregate principal amount of outstanding indebtedness as of September 30, 2012. Subject to certain exceptions, the interest charged on the indebtedness incurred under the Revolving Credit Facility is based on LIBOR (one, two, three or six month) plus an applicable spread of 2.25% or a “base rate” (as defined in the agreements governing the Revolving Credit Facility) plus an applicable spread of 1.25%. As of September 30, 2012, one, two, three and six month LIBOR were 0.21%, 0.29%, 0.36% and 0.64%, respectively. The Revolving Credit Facility matures on May 4, 2016. The Revolving Funding Facility had $407.0 million aggregate principal amount of outstanding indebtedness as of September 30, 2012. Subject to certain exceptions, the interest charged on the Revolving Funding Facility is based on LIBOR plus an applicable spread of 2.50% or on a “base rate” (as defined in the agreements governing the Revolving Funding Facility) plus an applicable spread of 1.50%. The Revolving Funding Facility is scheduled to expire on April 18, 2017 (subject to extension exercisable upon mutual consent). The SMBC Funding Facility had $133.0 million aggregate principal amount of outstanding indebtedness as of September 30, 2012. Subject to certain exceptions, the interest charged on the indebtedness incurred under the SMBC Funding Facility is based on LIBOR plus an applicable spread of 2.125% or a “base rate” (as defined in the agreements governing the SMBC Funding Facility) plus an applicable spread of 1.125%. The SMBC Funding Facility is scheduled to expire on September 14, 2020 (subject to extension exercisable upon mutual consent).

Affiliates of certain of the initial purchasers, including J.P. Morgan Securities LLC, Goldman, Sachs & Co. and Deutsche Bank Securities Inc., are lenders under the Revolving Credit Facility. Accordingly to the extent proceeds of this offering are used to repay outstanding indebtedness under the Revolving Credit Facility, affiliates of certain of the initial purchasers may receive more than 5% of the proceeds of this offering.

Investing in portfolio companies could include investments in our investment backlog and pipeline that, as of September 30, 2012, were approximately $215 million and $430 million, respectively. The consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation, and there can be no guarantee that we will consummate any of these investments or that we will syndicate any portion of such investments or commitments.

Our primary focus is to generate current income and capital appreciation through investments in first and second lien senior loans and mezzanine debt and, to a lesser extent, equity securities of eligible portfolio companies. In addition to such investments, we may invest up to 30% of our portfolio in non-qualifying assets, as permitted by the Investment Company Act. As part of this 30% basket, we may invest in entities that are not considered “eligible portfolio companies” (as defined in the Investment Company Act), including companies located outside of the United States, entities that are operating pursuant to certain exceptions under the Investment Company Act, and publicly traded entities whose public equity market capitalization exceeds the levels provided for under the Investment Company Act.

Pending such investments, we will invest a portion of the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality short-term investments. These securities may earn yields substantially lower than the income that we anticipate receiving once we are fully invested in accordance with our investment objective. As a result, we may not be able to achieve our investment objective and/or pay any dividends during this period or, if we are able to do so, such dividends may be substantially lower than the dividends that we expect to pay when our portfolio is fully invested. If we do not realize yields in excess of our expenses, we may incur operating losses and the market price of our common stock and debt securities may decline. See “Regulation—Temporary Investments” for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.